Exhibit 10.2

Schedule of Investors

Investor	# of Shares	Aggregate Purchase Price

Heartland Group, Inc. on behalf of Heartland Value Fund	400,000	$3,400,000.00

The Pinnacle Fund, LP	352,941	$2,999,998.50

MAC & CO c/o Public Sector Pension Investment Board Wellington Management Company, LLP	200,000	$1,700,000.00

ELL & CO c/o Radian Group, Inc. Wellington Management Company, LLP	23,000	$195,500.00

David Cumming	16,500	$140,250.00